Exhibit 10.7

Customer No.
Loan No.

RBC Centura	LOAN AND SECURITY AGREEMENT
(SD-L&S)

     This LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of the 28th day of November, 2003, by and between RBC CENTURA BANK (“Bank”) and PORTFOLIO RECOVERY ASSOCIATES, INC., a Delaware corporation (“Borrower”).

RECITALS

     Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower for use by Borrower in its business. This Agreement sets forth the terms and conditions on which Bank will advance credit to Borrower.

AGREEMENT

     The parties agree as follows:

     1. DEFINITIONS AND INTERPRETATION.

          1.1 Definitions. Capitalized terms used herein and not defined in the specific section in which they are used shall have the meanings assigned to such terms in Exhibit A. Terms not defined in a specific section or in Exhibit A which are defined in the Code shall have the meanings assigned to such terms in the Code.

          1.2 Accounting Terms. All accounting terms not specifically defined in Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

          1.3 Use and Application of Terms. To the end of achieving the full realization by Bank of its rights and remedies under this Agreement, including payment in full of the Obligations, in using and applying the various terms, provisions and conditions in this Agreement, the following shall apply: (i) the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar words refer to this Agreement; (ii) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (iii) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations and other registered or legal organizations, including public and quasi-public bodies, as well as individuals; (iv) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar; (v) the phrase “costs and expenses”, or variations thereof, shall include, without limitation, the reasonable fees of the following persons: attorneys, legal assistants, accountants, engineers, surveyors, appraisers and other professionals and service providers; (vi) as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning; (vii) this Agreement shall not be applied, interpreted and construed more strictly against a person because that person or that person’s attorney drafted this Agreement; and (viii) wherever possible each provision of this Agreement and the other Loan Documents shall be interpreted and applied in such manner as to be effective and valid under applicable Requirements of Law, but if any provision of this Agreement or any of the other Loan Documents shall be prohibited or invalid under such law, or the application thereof shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions, or the application thereof shall be in a manner and to an extent permissible under applicable Requirements of Law.

     2. CREDIT EXTENSIONS.

          2.1 Credit Extensions. Subject to and upon the terms and conditions of this Agreement and provided that no Event of Default has occurred and is continuing, Bank shall make available to Borrower the Revolving Facility and Credit Extensions thereunder generally described as follows: a revolving line of credit in an amount equal to the lesser of: (i) Twenty-five Million dollars ($25,000,000); or (ii) twenty percent (20%) of Borrower’s and Portfolio Recovery Associates, LLC’s Estimated Remaining Collections of all Eligible Asset Pools (the “Revolving Facility”). The Revolving Facility and related Credit Extensions which are to be made available to Borrower are more fully described below in this Section 2.1 and unless otherwise provided in this Agreement, the Revolving Facility and related Credit Extensions shall be evidenced by one or more Promissory Notes from Borrower to Bank and the Credit Extensions shall bear interest, and the Credit Extensions, the interest and the fees, charges, premiums and costs and expenses associated therewith, shall be repayable in accordance with the terms of such Promissory Notes and this Agreement.

               (a) Revolving Facility. At any time from the date hereof through the Revolving Maturity Date, Borrower may request and Bank agrees to make advances (“Advance” or “Advances”) to Borrower to finance working capital needs for its business and to finance acquisitions permitted by Section 7.3 – and not for any other purpose. The aggregate amount of outstanding Advances shall not exceed at any time the Committed Revolving Line. If no Event of Default has occurred and is continuing, amounts borrowed under the Revolving Facility may be repaid and reborrowed at any time prior to the Revolving Maturity Date.

          2.2 Credit Extensions – Disbursements. Whenever Borrower desires an Advance, Borrower shall notify Bank by facsimile transmission or telephone no later than 10:00 a.m. eastern time, on the Business Day on which Borrower desires the Advance to be made. Each notification by facsimile transmission shall include the information requested on the form attached as Exhibit B, shall be submitted substantially in the form of Exhibit B and shall be signed by a Responsible Officer or a designee thereof. Each notification by telephone shall include the information requested on the form attached as Exhibit B and each notification by telephone shall be followed within one Business Day by a facsimile transmission which meets the criteria regarding a facsimile transmission. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof. Bank shall not have any liability to Borrower or any other person for its failure to make an Advance on the date requested by Borrower, unless such failure is the result of willful misconduct or gross negligence of Bank; and if Bank’s failure is a result of willful misconduct or gross negligence, its liability shall be limited to actual damages only – Bank shall not be liable for indirect, speculative, consequential or punitive damages and losses. If Borrower maintains its operating deposit account with Bank, Bank will credit the amount of the Advances to such account.

          2.3 Overadvances. If, at any time, the aggregate amount of the outstanding principal under any Credit Extension exceeds the maximum amount that is permitted to be outstanding at any one time, as provided in this Section 2, the Borrower shall immediately pay to Bank, in cash, the amount of such excess.

          2.4 Charging of Payments. Bank may, after the occurrence of an Event of Default at its option, set-off and apply to the Obligations and otherwise exercise its rights of recoupment as to any and all (i) balances and deposits of Borrower held by Bank, (ii) indebtedness and other obligations at any time owing to or for the credit or the account of Borrower by Bank and by any of Bank’s Affiliates. Bank may, after notice to Borrower at its option, also charge all payments required to be made on any of the Obligations against the Committed Revolving Line. If Bank charges the aforementioned payments against the Committed Revolving Line, the same shall be deemed an Advance thereunder and the amount of the Advance shall thereafter accrue interest at the interest rate applicable from time to time to Advances; and if Bank charges payments as aforesaid, Bank may, in its discretion, limit, declare a moratorium on and terminate Borrower’s right under this Agreement to receive additional Advances, after notice to Borrower and Bank’s decision to do one of the foregoing does not prevent it from later doing any one or more of the others.

          2.5 Fees. In addition to the other fees, charges, costs and expenses required to be paid by Borrower under this Agreement and the other Loan Documents, Borrower shall pay to Bank the fees, charges, costs and expenses set forth in this Section 2.5.

               (a) Unused Facility Fee. Borrower shall pay to Bank an annualized one half of one percent (0.50%) Unused Facility Fee, which shall be payable monthly, and which shall be based upon the average amount of the Unused Revolving Facility.

               (b) Bank Expenses. On the Closing Date, Borrower shall pay to Bank all reasonable Bank Expenses incurred through the Closing Date and shall pay, as and when demand is so made by Bank to Borrower, all reasonable Bank Expenses incurred relating to completion, after the Closing Date, of matters related to closing of this Agreement. Borrower shall be responsible for its own fees and expenses, including its legal fees.

               (c) Annual Commitment Fee. Beginning on the Closing Date and on the same date each year hereafter throughout the term of the Revolving Facility, Borrower shall pay to Bank an annual Commitment Fee of Ten Thousand Dollars ($10,000) for the commitment made in Section 2.1, which fee shall be nonrefundable.

          2.6 Documentary and Intangible Taxes; Additional Costs. To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes and fees, Borrower shall pay, on Bank’s demand, all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with the Credit Extensions and any extension, renewal and modification thereof, or assessed, charged and required to be paid in connection with this Agreement, any of the other Loan Documents and any extension, renewal and modification of any of the foregoing. If, with respect to this Agreement or the transactions hereunder, any Requirement of Law (i) subjects Bank to any tax (except federal, state and local income taxes on the overall net income of Bank), (ii) imposes, modifies and deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in, or loans by Bank, or (iii) imposes upon Bank any other condition, and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to the Obligations, Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense within thirty (30) days following presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

          2.7 Term of Agreement. This Agreement shall become effective on the Closing Date and shall continue in full force and effect until the last to occur of (i) payment in full of all of the Obligations or (ii) termination of Bank’s obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to limit, declare a moratorium on and terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default; and such action by Bank shall not constitute a termination of this Agreement, shall not constitute a termination of Borrower’s obligations under this Agreement and the other Loan Documents and shall not adversely affect or impair Bank’s security interests in the Collateral. Bank’s decision to do any one of the foregoing (i.e., limit, declare a moratorium and terminate its obligations to make Credit Extensions) shall not prevent it from exercising any one or more of the other options available to it at any other time. Bank shall review the Revolving Maturity Date annually, and shall notify Borrower not less than sixty (60) days before each anniversary of this Agreement only if it intends to extend the Revolving Maturity Date to a date which is one year beyond the then current Revolving Maturity Date.

     3. CONDITIONS OF CREDIT EXTENSIONS.

          3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that all of the conditions and requirements set forth in this Section 3.1 and Section 3.2 have been satisfied and completed, or the satisfaction and completion thereof waived by Bank. If all of the conditions are not met to Bank’s satisfaction, or the completion thereof waived by Bank, Bank may, at its option, (i) withhold disbursement until the same are met, (ii) close and require that any unsatisfied conditions be satisfied as a condition subsequent to closing within such period of time as may be designated by the Bank or (iii) terminate its obligation to make any Credit Extension and recover from Borrower all Bank Expenses incurred by Bank in connection with its preparations for making the Credit Extensions, together with the fees and other costs and expenses required to be paid by Borrower under the Commitment. A waiver by Bank of a condition must be in writing to be effective and a waiver as to one or more conditions shall not constitute a waiver as to other conditions and shall not establish a “course of dealing or practice” that would require a waiver of the same or a similar condition at some later time.

               (a) Loan Documents, etc. Bank shall have received an original of this Agreement, duly executed by Borrower and any other persons who are parties hereto, and all of the information, certifications, certificates, authorizations, consents, approvals, title and other insurance policies and commitments, financial statements, financing statements, agreements, documents and records as Bank and its counsel may deem reasonably necessary or appropriate.

               (b) Payment of Fees. Bank shall have received payment of the fees and Bank Expenses then due, as specified in Section 2.

               (c) No Event of Default. No Event of Default shall have occurred and be continuing as of the Closing Date, or after giving effect to the initial Credit Extension to be made at or immediately after closing.

               (d) Additional Matters. All other legal and non-legal matters as Bank or its counsel deem reasonably necessary or appropriate to be satisfied, completed and received prior to the initial Credit Extension shall be satisfied, completed and received in form and substance satisfactory to the Bank and its counsel; and Bank’s counsel shall have received duly executed counterpart originals, or certified or other such copies of all records as such counsel may reasonably request.

          3.2 Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to all of the conditions and requirements set forth in this Section 3.2 being satisfied and completed, or the satisfaction and completion thereof waived by Bank.

               (a) Loan Payment/Advance Request Form. Bank shall have received, as and when required, a completed Loan Payment/Advance Request Form in the form of Exhibit B attached hereto.

               (b) Representations and Warranties; No Event of Default. The representations and warranties referenced in Section 5 and in the other Loan Documents shall be true and correct on and as of the date of such Loan Payment/Advance Request Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete as of such date). The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this subsection.

               (c) Audit of Collateral. At Bank’s election, the Bank shall have received from Borrower an internally prepared report of the Collateral (including, without limitation, Borrower’s Accounts), in a format consistent with the form attached as Exhibit 3.2(c), the results of which have been approved by Borrower’s accountants. In the event Borrower’s accountants make material corrections or modifications to the report presented to them for review, Borrower shall immediately inform the Bank of such corrections or modifications.

     4. CREATION OF SECURITY INTEREST.

          4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure the prompt repayment of any and all Obligations and to secure the prompt performance by Borrower of each of its covenants, duties and obligations under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired or arising after the date hereof. Notwithstanding any limitation of, moratorium on or termination of Bank’s obligation to make Credit Extensions under this Agreement, Bank’s security interest on the Collateral shall remain in full force and effect for so long as any Obligations are outstanding.

          4.2 Delivery of Additional Documentation Required. To the extent that such documentation is physically available to Borrower; Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all Financing Statements and other documents and records that Bank may request, in form and substance satisfactory to Bank and its counsel, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower hereby consents to the filing by Bank of Financing Statements and such other instruments and documents in any jurisdictions or locations deemed advisable or necessary in Bank’s discretion to preserve, protect and perfect Bank’s security interest and rights in the Collateral. Borrower further consents to and ratifies the filing of such Financing Statements and other instruments and documents prior to the Closing Date. If Borrower has executed and delivered to Bank a separate security agreement or agreements in connection with any or all of the Obligations, that security agreement or those security agreements and the security interests created therein shall be in addition to and not in substitution of this Agreement and the security interests created hereby, and this Agreement shall be in addition to and not in substitution of the other security agreement or agreements and the security interests created thereby. In all cases this Agreement and the aforesaid security agreement or agreements, as well as all other evidences or records of any and all of the Obligations and agreements of Borrower, Bank and other persons who may be obligated on any of the Obligations, shall be applied and enforced in harmony with and in conjunction with each other to the end that Bank realizes fully upon its rights and remedies in each and the Liens created by each; and, to the extent conflicts exist between this Agreement and the other security agreements and records, they shall be resolved in favor of Bank for the purpose of achieving the full realization of Bank’s rights and remedies thereunder and the Liens as aforesaid.

               (a) All computer records representing or evidencing an Account shall contain (by way of stamp or other method satisfactory to Bank) the following language: “Pledged to RBC Centura Bank as Collateral”. Upon an Event of Default, if requested by Bank, all contracts, documents, instruments and chattel paper evidencing an Account shall contain (by way of stamp or other method satisfactory to Bank) the above quoted language. Failure to deliver physical possession of any instruments, documents, or writings in respect of any Account to Bank shall not invalidate Bank’s security interest therein. To the extent that possession may be required by applicable law for perfection of Bank’s security interest, the original chattel paper and instruments representing the Accounts shall be deemed to be held by Bank, although kept by Borrower or Guarantor as the custodial agent of Bank. Borrower or Guarantor (as case may be) shall, at any reasonable time and at Borrower’s or Guarantor’s own expense, upon Bank’s reasonable request, be physically delivered to Bank on computer disk or other electronic data storage means which shall be machine readable in Microsoft Access or such other form as mutually agreed upon by the parties hereto, copies of all Accounts (including any instruments, documents or writings in respect of any Account together with all other instruments, documents or writings in respect of any collateral securing each Account, then in Borrower’s or Guarantor’s control) assigned to Bank to any reasonable place or places designated by Bank. All Accounts shall, regardless of their location, be deemed to be under Bank’s dominion and control (with both paper and computer files so labeled) and deemed to be in Bank’s possession.)

          4.3 Power of Attorney. Borrower does hereby irrevocably constitute and appoint Bank its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to execute, deliver and file such agreements, documents, notices, statements and records, to include, without limitation, Financing Statements, and to do or undertake such other acts as Bank, after notice to Borrower, and after providing a copy of any such item to Borrower in its sole discretion, deems necessary or advisable to effect the terms and conditions of this Agreement, the other Loan Documents and to otherwise preserve, protect and perfect the security of the security interest in the Collateral. The foregoing appointment is and the same shall be coupled with an interest in favor of Bank. Notwithstanding the foregoing present grant of a power of attorney by Borrower to Bank, except as otherwise provided in this Agreement and except with respect to filing of Financing Statements and other actions Bank deems necessary or appropriate to preserve, protect, and perfect or continue the perfection of its security interests in the Collateral, Bank shall not exercise the rights granted to it under this Section 4.3 until after the occurrence of an Event of Default, or the occurrence of an event which, upon the giving of any required notice or the lapse of any required period of time, would be an Event of Default.

          4.4 Right to Inspect and Audit. Bank (through any of its officers, employees, agents or other persons designated by Bank) shall have the right, at its own expense (except after the occurrence of an Event of Default at Borrower’s expense and without notice) upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s Books and to make copies thereof and to inspect, check, test, audit and appraise the Collateral and Borrower’s business affairs in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to the Collateral and Borrower’s compliance with the terms and conditions of this Agreement and the other Loan Documents. Bank shall make reasonable efforts to minimize disruption of Borrower’s operations when conducting such work. Borrower shall permit representatives of Bank to discuss the business, operations, properties and financial and other conditions of Borrower with its officers, board members, executives, managers, members, partners, employees, agents, independent certified public accountants and others, as applicable. The representatives of Bank will maintain the confidentiality of non-public information obtained from such discussions or otherwise and will not trade the Borrower’s stock based upon material, non-public information concerning the Company that the representatives of the Bank may obtain. Notwithstanding the foregoing provisions of this Section 4.4, Bank shall not be required to give prior notice or limit its inspections to normal business hours if it deems an emergency or other extraordinary situation to exist with respect to the Collateral, Borrower’s Books and its other rights hereunder.

          4.5 Collection of Accounts. In addition to its other rights and remedies in this Agreement, Bank shall have the rights and remedies set forth in this Section 4.5 , all of which may be exercised by Bank upon the occurrence of an Event of Default, or the occurrence of an event which, upon the giving of any required notice or the lapse of any required period of time, would be an Event of Default.

               (a) After the occurrence of an Event of Default, or the occurrence of an event or condition which, after the giving of any required notice and the lapse of any required period of time, would be an Event of Default, Bank is authorized and empowered at any time in its sole discretion (i) to demand, collect, settle, compromise for, recover payment of, to hold as additional security for the Obligations and to apply against the Obligations any and all sums which are now owing and which may hereafter arise and become due and owing upon any of said Accounts and upon any other obligation to Borrower (to include making, settling, adjusting, collecting and recovering payment of all claims under and decisions with respect to Borrower’s policies of insurance), (ii) to enforce payment of any Account and any other obligation of any person to Borrower either in its own name or in the name of Borrower, (iii) to endorse in the name of Borrower and to collect any instrument or other medium of payment, whether tangible or electronic, tendered or received in payment of the Accounts that constitute Collateral and any other obligation to Borrower; (iv) to sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts and notices to account debtors; and (v) dispose of any Collateral constituting Accounts and to convert any Collateral constituting Accounts into other forms of Collateral. But, under no circumstances shall Bank be under any duty to act in regard to any of the foregoing matters. Without limiting the provisions of Section 4.3 hereof, but in addition thereto, Borrower hereby appoints Bank and any employee or representative of Bank as Bank may from time to time designate, as attorneys-in-fact for Borrower, to sign and endorse in the name of Borrower, to give notices in the name of Borrower and to perform all other actions necessary or desirable in the reasonable discretion of Bank to effect these provisions and carry out the intent hereof. Borrower hereby ratifies and approves all lawful acts of such attorneys-in-fact and except as otherwise provided for herein, neither Bank nor any other such attorneys-in-fact will be liable for any lawful acts of commission or omission nor for any error of judgment or mistake of fact or law. The foregoing power, being coupled with an interest, is irrevocable so long as any Account pledged and assigned to Bank remains unpaid and this Agreement or any other Loan Document is in force. The costs and expenses of such collection and enforcement shall be borne solely by Borrower whether the same are incurred by Bank or on behalf of Bank or Borrower and, if paid or incurred by Bank, the same shall be an Obligation owing by Borrower to Bank, payable on demand with interest at the Default Rate, and secured by this Agreement and the other Loan Documents. Borrower hereby irrevocably authorizes and consents to all account debtors and other persons communicating after and Event of Default with Bank, or its agent, with respect to Borrower’s property, business and affairs and to all of the foregoing persons acting after an Event of Default upon and in accordance with Bank’s, or its representative’s, instructions, directions and demands, including, without limitation, Bank’s request and demand to pay money and deliver other property to Bank or Bank’s representatives, all without liability to Borrower for so doing, except as otherwise provided herein.

               (b) After the occurrence of an Event of Default, or the occurrence of an event or condition which after the giving of any required notice and then lapse of any required period of time, would be an Event of Default, at Bank’s request, Borrower will forthwith upon receipt of all checks, drafts, cash and other tangible and electronic remittances in payment or on account of Borrower’s Accounts, deposit the same in a special bank account maintained with Bank or its representative, over which Bank and its representative (as applicable) have the sole power of withdrawal and will designate with each such deposit the particular Account upon which the remittance was made. The funds in said account shall be held by Bank as security for the Obligations. Said proceeds shall be deposited in precisely the form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make, and which endorsement Bank and its representative (as applicable) are also hereby authorized to make on Borrower’s behalf. Pending such deposit, Borrower agrees that it will not commingle any such checks, drafts, cash and other remittances with any of Borrower’s funds or property, but will hold them separate and apart therefrom and upon an express trust for Bank until deposit thereof is made in the special account. After the occurrence of an Event of Default, or the occurrence of an event or condition which after the giving of any required notice and then lapse of any required period of time, would be an Event of Default, Bank may at anytime and from time to time, in its sole discretion, apply any part of the credit balance in the special account to the payment of all or any of the Obligations, and to payment of any other obligations owing to Bank under or on account of this Agreement or any of the other Loan Documents. On the Revolving Maturity Date and upon the full and final payment of all of the Obligations and the other obligations as aforesaid, together with a termination of Bank’s obligation to make additional Advances, Bank will pay over to the Borrower any excess good and collected funds received by Bank from Borrower, whether received as a deposit in the special account or received as a direct payment on any of the Obligations.

               (c) After the occurrence of an Event of Default, or the occurrence of an event or condition which after the giving of any required notice and then lapse of any required period of time, would be an Event of Default, Bank shall have the absolute and unconditional right to apply for and to obtain the appointment of a receiver, custodian or similar official for all or a portion of the Collateral, including, without limitation, the Accounts, to, among other things, manage and sell the same, or any part thereof, and to collect and apply the proceeds therefrom to payment of the Obligations as provided in this Agreement and the other Loan Documents. Any such receiver, custodian or similar official, if required, shall be qualified and licensed as a collection agency in each state or territory in which any customer Accounts may be so collected or managed. In the event of such application, Borrower consents to the appointment of such qualified and licensed receiver, custodian or similar official and agrees that such receiver, custodian or similar official may be appointed without further notice to Borrower beyond any notice required to be given to Borrower prior to the occurrence of an Event of Default, if any, without regard to the adequacy of any security for the Obligations secured hereby and without regard to the solvency of Borrower or any other person who or which may be liable for the payment of the Obligations or any other obligations of Borrower hereunder. All costs and expenses related to the appointment of a receiver, custodian or other similar official hereunder shall be the responsibility of Borrower, but if paid by Bank, Borrower hereby agrees to pay to Bank, on demand, all such costs and expenses, together with interest thereon from the date of payment at the Default Rate. All sums so paid by Bank, and the interest thereon, shall be an Obligation owing by Borrower to Bank, and secured by this Agreement and the other Loan Documents. Notwithstanding the appointment of any receiver, custodian or other similar official, Bank shall be entitled as pledgee to the possession and control of any cash, deposits, accounts, account receivables, documents, chattel paper, documents of title or instruments at the present or any future time held by, or payable or deliverable under the terms of the Loan Documents to Bank. If the balance of the Obligation outstanding is ZERO at any time prior to the Revolving Maturity Date, and no Event of Default has occurred or is continuing and Bank has no further obligation to make Advances, Bank shall terminate the appointment of any such receiver custodian or similar official.

     5. REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants to Bank that, as of the date of this Agreement, there are no Subsidiaries of Borrower other than the Guarantor. Further, Borrower represents and warrants to Bank that the certifications, representations and warranties set forth in the Certificate of Borrower which has been executed and delivered by Borrower to Bank contemporaneously with the execution and delivery of this Agreement by Borrower to Bank are true, correct and accurate as of the date of this Agreement or such other date as may be specifically set forth in a particular certification, representation or warranty. Borrower agrees that all certifications, representations and warranties set forth herein shall be continuing certifications, representations and warranties of Borrower to Bank.

     6. AFFIRMATIVE COVENANTS.

     Borrower covenants and agrees that until the termination of Bank’s obligation under this Agreement to make Credit Extensions and the payment in full of the Obligations, Borrower shall do each and all of the matters set forth in this Section 6; and Borrower acknowledges to Bank that the breach or default by Borrower of any of the covenants and agreements set forth below in this Section 6 is and the same shall be material.

          6.1 Good Standing and Government Compliance. Borrower shall maintain in good standing its and each of its Subsidiaries’ organizational existence in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the conduct of their respective businesses or their respective ownership of property requires that they be so qualified. Borrower shall comply, and shall cause each Subsidiary to comply with all Requirements of Law to which they are subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could have a Material Adverse Effect, or an adverse effect in a material manner on the Collateral or the priority of Bank’s security interest in the Collateral.

          6.2 Payment/Performance. Borrower shall pay when due all amounts owing to Bank under this Agreement and the other Loan Documents and promptly perform all other obligations of Borrower thereunder and hereunder.

          6.3 Use of Loan Funds. Borrower shall use all loan proceeds disbursed to Borrower only for the purposes stated in this Agreement and the other Loan Documents.

          6.4 Financial Statements; Reports; Certificates.

               (a) Borrower shall deliver to Bank each and all of the financial statements, reports, certificates and other records referenced under this subsection (a) and such other statements, reports, certificates and records as Bank may reasonably request from time to time.

                    (i) As soon as available, but in any event within fifteen (15) days after the end of each calendar month, Borrower shall deliver to Bank internally prepared consolidated financial statements.

                    (ii) Beginning with the fiscal year ending December 31, 2004, as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, Borrower shall deliver to Bank audited CPA prepared consolidated and, upon request of Bank, internally prepared consolidating, financial statements of Borrower (including a balance sheet, an income statement and a statement of retained earnings, each with the related notes and changes in the financial position for such year and setting forth in comparative form the figures for the prior year) prepared in accordance with GAAP, consistently applied, together with (with respect to the CPA prepared statements) an opinion on such financial statements that is unqualified or qualified in a manner acceptable to Bank from an independent certified public accounting firm reasonably acceptable to Bank. After the occurrence of an Event of Default, Bank may request and Borrower shall so provide audited CPA prepared consolidating statements which meet the foregoing requirements established for consolidated statements.

                    (iii) Within fifteen (15) days after the last day of each fiscal quarter, Borrower shall deliver to Bank a statement of Borrower’s Net Finance Receivable prepared and presented in a manner and format consistent with past practice, conducted by PriceWaterhouseCoopers, LLP, or such other accounting firm of national standing selected by Borrower as is acceptable to Bank.

                    (iv) If applicable, Borrower shall deliver to Bank copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.

                    (v) Promptly upon receipt of notice thereof, Borrower shall deliver to Bank a report of any legal actions pending or threatened against Borrower or any Subsidiary that, in the reasonable opinion of Borrower, could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more.

               (b) Within fifteen (15) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate dated and signed by a Responsible Officer in substantially the form of Exhibit D hereto that provides the required information that is current within one day.

               (c) Within fifteen (15) days after the last day of each month, Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit E hereto.

               (d) Borrower shall provide such additional statements and information as Bank may from time to time request, in form reasonably acceptable to Bank. Bank shall keep such information confidential which is marked “Confidential” and which has not been disclosed to third parties, and shall not disclose such information to any department of Bank which provides investment and stock brokerage services.

          6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment of, or deposit or withholding of, all federal, state and local taxes, assessments or contributions required of it by all Requirements of Law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment, deposit or withholding thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

          6.6 Insurance.

               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks required by Bank, acting reasonably and taking into account the types and risks customarily insured against by businesses similar to Borrower’s. Unless otherwise directed by Bank, the insurance shall be all risk replacement cost insurance with agreed amount endorsement, standard noncontributing mortgagee clauses and standard waiver of subrogation clauses. Borrower shall also maintain general liability, workmen’s compensation and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s, unless Bank directs otherwise, in which event Borrower shall maintain such insurance in amounts and types as Bank directs.

               (b) All policies of insurance shall be in such form and with such companies as may be reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured. All policies shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any casualty policy or policies shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations, except for casualty policies insuring loss of assets encumbered by Permitted Liens which are prior to the Lien of Bank.

          6.7 Primary Depository. Borrower and each of Borrower’s wholly owned Subsidiaries shall maintain its primary operating depository accounts with Bank during the term of the Revolving Facility.

          6.8 Financial Covenants. On a consolidated basis, Borrower shall maintain, as of the last day of each calendar month unless stated otherwise, and Borrower shall fully and timely comply on a consolidated basis with, each and every one of the financial maintenance covenants set forth in this Section and others that may be contained in this Agreement and the other Loan Documents.

               (a) Debt Coverage. A ratio greater than 8.0:1, calculated on a rolling twelve-month basis.

               (b) Debt to Tangible Net Worth. A ratio less than 0.40:1.

               (c) Net Income. Borrower shall report a minimum Net Income per quarter of at least One Dollar ($1.00) (to be tested at the end of each fiscal quarter of Borrower).

          6.9 Maintenance of Property. Borrower shall keep and maintain the Collateral in good working order and condition and make all needful and proper repairs, replacements, additions, or improvements thereto as are necessary, reasonable wear and tear excepted.

          6.10 Maintain Security Interest. Borrower shall maintain, protect and preserve the security interest of Bank in the Collateral and the lien position of Bank in the Collateral, including, without limitation, (i) the filing of “claims” under insurance policies and (ii) protecting, defending and maintain the validity and enforceability of the Trademarks, Patents and Copyrights.

          6.11 Deposit Accounts. Borrower shall maintain and shall cause all of its Subsidiaries to maintain all their deposit accounts with Bank, except that such deposit accounts may be maintained elsewhere, but only if subject to a control agreement in form and substance satisfactory to Bank.

          6.12 Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments, agreements, documents and other records and take such further action as may be requested by Bank to effect the purposes of this Agreement, including, without limitation, the perfection and continuation of perfection of Bank’s security interests in the Collateral.

     7. NEGATIVE COVENANTS.

     Borrower covenants and agrees that until the termination of Bank’s obligation under this Agreement to make Credit Extensions and the payment in full of the Obligations, Borrower shall not do or permit to be done any of the matters set forth in this Section 7; and Borrower acknowledges to Bank that the breach or default by Borrower of any of the covenants and agreements set forth below in this Section 7 is and the same shall be material.

          7.1 Dispositions. Borrower shall not convey, sell, lease, transfer and otherwise dispose of and Borrower shall not permit any of its Subsidiaries to convey, sell, lease, transfer and otherwise dispose of (with respect to both Borrower and Borrower’s Subsidiaries, by operation of law or otherwise) any part of and any interest in their respective businesses and properties, including the Collateral, other than Permitted Transfers.

          7.2 Change in Business; Change in Management or Executive Office. Borrower shall not engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related or incidental to the businesses currently engaged in by Borrower. Borrower shall not have a Change in Management and will not, without thirty (30) days’ prior written notification to Bank, relocate its chief executive office, change its state of organization or change any other matter that will or could result in Bank’s security interests in the Collateral becoming unperfected.

          7.3 Mergers or Acquisitions; New Subsidiary. Except for Permitted Acquisitions, Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person without the prior written consent of Bank, which Bank may grant or withhold in its sole and absolute discretion. Borrower shall not create or cause to be created or to come into existence any new Subsidiary after the Closing Date, without the prior written consent of the Bank.

          7.4 Indebtedness. Borrower shall not create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness and normal and customary unsecured indebtedness incurred in the ordinary course of business. With respect to Indebtedness described in clause (c) of the definition of Permitted Indebtedness in Exhibit A, to the extent not specifically prohibited by the terms of such Indebtedness, Bank shall have a subordinate lien in and to all equipment and property financed or acquired with such Indebtedness.

          7.5 Encumbrances. Borrower shall not create, incur, assume or allow any Lien with respect to the Collateral or any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

          7.6 Judgments. Borrower shall not permit a judgment or judgments for the payment of money in excess of $500,000 in the aggregate to be entered against it or any Subsidiary which judgment Borrower permits to remain unsatisfied or unstayed for a period of thirty (30) days after the same is entered against Borrower or a Subsidiary.

          7.7 Distributions. Except for Permitted Dividends and Permitted Investments, Borrower shall not pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so.

          7.8 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

          7.9 Loans. Except for Permitted Investments and Permitted Acquisitions, Borrower shall not make or commit to make, or permit any of its Subsidiaries to make or commit to make, any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of any person.

          7.10 Loans to Officers. Borrower shall not make, or permit any of its Subsidiaries to make, any loan or advance directly or indirectly for the benefit of any past, present, or future stockholder, director, officer, executive, manager, member, partner or employee of Borrower or a Subsidiary, at the case may be, other than advances or loans made in the ordinary course of business consistent with past practice, including but not limited to employee relocation loans, employee bridge loans and other incidental loans to employees, all in the ordinary course of business.

          7.11 Compensation. Borrower shall not pay, or permit any Subsidiary to pay, any compensation to any past, present and future shareholder, director, officer, executive, member, manager, partner and employee, whether through salary, bonus or otherwise, if contrary to Borrower’s compensation policies or the executive compensation rules established by the Securities and Exchange Commission or the Nasdaq Stock Exchange.

          7.12 Transactions with Affiliates. Borrower shall not directly or indirectly enter into or permit to exist, or permit any Subsidiary to directly or indirectly enter into or permit to exist, any material transaction with any Affiliate of Borrower or any Subsidiary except for transactions that are in the ordinary course of Borrower’s or such Subsidiary’s business, upon fair and reasonable terms that are no less favorable to Borrower or Subsidiary than would be obtained in an arm’s length transaction with a non-affiliated Person.

          7.13 Subordinated Debt. Borrower shall not make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

          7.14 Inventory and Equipment. Borrower shall not store, or permit any Subsidiary to store, its Inventory and shall not store, or permit any Subsidiary to store, its Equipment with a bailee, warehouseman or similar person unless Bank has received a pledge of the warehouse receipt covering such Inventory and Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall not move or relocate its Inventory and shall not move or relocate its Equipment from the location or locations identified in the Certificate of Borrower and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a Financing Statement where needed to perfect Bank’s security interest.

          7.15 Licenses. Borrower shall not become bound by, or permit its Subsidiaries to become bound by, any license, agreement or other record which would have a Material Adverse Effect.

          7.16 Compliance. Borrower shall not become or be controlled by an “investment company”, within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or permit any of its Subsidiaries to do any of the foregoing.

          7.17 Negative Pledge Agreements. Borrower shall not permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrower’s rights and interests in any Collateral.

          7.18 Third Party Agreements. Borrower shall not enter into any agreement containing any provision that would be violated or breached by the performance of the obligations of Borrower under this Agreement.

     8. EVENTS OF DEFAULT.

     The occurrence of any one or more of the events, conditions, circumstances and matters set forth below in this Section 8 shall constitute an Event of Default by Borrower under this Agreement and the other Loan Documents. Notwithstanding the foregoing and anything else in this Agreement to the contrary, if any of the Obligations are payable on demand by Bank, then, in such event, there are no conditions precedent to Bank’s right to demand payment of such Obligations, in whole or in part, at any time and from time to time, without prior notice, until the entire unpaid balance outstanding under such Obligations, including principal, interest, fees, premiums, charges and costs and expenses are paid in full. And, there are no conditions precedent to Bank exercising any of and all of its other rights and remedies at such time or times as it deems necessary or appropriate to recover full payment of the Obligations, including, without limitation, the exercise of any of and all of its rights and remedies set forth in Section 9 below , the exercise of any of and all of its other rights and remedies granted to it under the Loan Documents and the exercise of any of and all of its rights and remedies at law and in equity.

          8.1 Default under Obligations. The occurrence of any event of default or default condition under any of the Obligations, including, without limitation, Borrower’s failure to pay, when due, the principal of and interest on any of the Obligations, or Borrower’s failure to pay, when due, any and all other amounts due under any of the Obligations, including, without limitation, any taxes, fees, charges, premiums and costs and expenses.

          8.2 Covenant Default. Borrower fails to perform or satisfy any obligation under Section 6 or violates any of the covenants contained in Section 7 of this Agreement, or fails or neglects to perform or observe or otherwise defaults under any other term, provision, condition, covenant or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future instrument, document, agreement and other record between Borrower and Bank or from Borrower to Bank or for the benefit of Bank, whether monetary or non-monetary, and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default is non-monetary and cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such non-monetary default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that Bank shall not be required to make any Credit Extensions during such cure period).

          8.3 Guarantor Default. The failure of any other person obligated for the payment of any of the Obligations, either directly or indirectly, or obligated under this Agreement or any of the other Loan Documents to perform any of the terms and conditions imposed upon such other person by any of said agreements, as and when the same are required to be so performed, or the occurrence of some other default by such other person under any of said agreements.

          8.4 Termination of Supporting Obligation. The termination of or the occurrence of an event of default or a default condition under any guaranty agreement or other supporting obligation (inclusive of letters of credit, third person pledge agreements and third person security agreements) which applies to this Agreement or any of the other Loan Documents.

          8.5 Attachment. Borrower’s assets, or any part or portion thereof, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period).

          8.6 Insolvency. Borrower becomes insolvent, or an Insolvency Proceeding is commenced by Borrower, or an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be required to be made prior to the dismissal of such Insolvency Proceeding).

          8.7 Other Agreements. The occurrence of a default in any agreement or agreements to which Borrower is a party with a third person or persons which results in a right by such third person or persons, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in the aggregate in excess of 2% of Borrower’s Tangible Net Worth or that could have a Material Adverse Effect.

          8.8 Subordinated Debt. Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank.

          8.9 Misrepresentations. Any misrepresentation or misstatement exists now or hereafter in any warranty or representation set forth herein, in any other Loan Document or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or any other Loan Document, or to induce Bank to enter into this Agreement or any other Loan Document.

          8.10 Subsidiary Default. Default by any of Borrower’s Subsidiaries under any Indebtedness or other obligation now owing or which hereafter arises and is owing to Bank.

     9. BANK’S RIGHTS AND REMEDIES UPON DEFAULT.

          9.1 Rights and Remedies upon an Event of Default. If an Event of Default shall occur under this Agreement, in addition to any other rights and remedies which may be available to Bank and without limiting any other rights and remedies granted to Bank in this Agreement, the other Loan Documents and at law and in equity, including, without limitation, the rights and remedies provided to Bank under the Code, which rights and remedies are fully exercisable by Bank as and when provided herein and therein, Bank shall have the rights and remedies set forth below in this Section 9.1, any and all of which it may exercise at its election, without notice of its election and without demand.

               (a) Acceleration of Obligations. Bank may, at its option, accelerate and declare immediately due and payable the Obligations, as well as any of and all of the other indebtedness and obligations owing under this Agreement and the other Loan Documents that are not already due hereunder and that are not already due thereunder. If there is more than one Obligation, Bank may accelerate and declare immediately due and payable all of the Obligations, or Bank may from time to time and at any number of times after the occurrence of an Event of Default, accelerate and declare immediately due and payable any one or more of the Obligations as Bank in its discretion elects to accelerate (provided that upon the occurrence of an Event of Default described in Section 8 under the heading “Insolvency”, all Obligations shall become immediately due and payable without any action by Bank).

               (b) Terminate Credit Extensions. Bank may limit Borrower’s right to receive any and all advances under this Agreement and under any other agreement between Bank and Borrower to such amounts as Bank determines from time to time to be appropriate under the circumstances, Bank may impose a moratorium on future advances under this Agreement and under any other agreement between Bank and Borrower, and Bank may terminate the right of Borrower to receive advances under this Agreement and under any other agreement between Borrower and Bank, and in all the foregoing instances, Bank’s rights relative to Credit Extensions may be exercised cumulatively, concurrently, alternatively and in any other manner and at any time or times as Bank deems appropriate, in its discretion.

               (c) Protection of Collateral. Bank may make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and to preserve, protect, prefect and continue the perfection of its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank and its representatives to enter the premises where the Collateral is located, to do, among other things Bank deems necessary or advisable, the following: (i) take and maintain possession of the Collateral, or any part or parts of it, (ii) pay, purchase, contest or compromise any encumbrance, charge or lien which in Bank’s determination appears to be prior or superior to its security interest, and (iii) pay all costs and expenses incurred in connection with any of the foregoing. With respect to any of Borrower’s premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights and remedies provided herein, at law, in equity and otherwise.

               (d) Sale and Disposition of Collateral Upon Default.

                    (i) Bank, directly and through others on its behalf, may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and/or sell the Collateral, or part or parts thereof, for cash or on terms, at one or more private or public sales held at such place or places as Bank determines to be commercially reasonable, after having complied with the provisions of this Agreement, the other Loan Documents and applicable Requirements of Law relating to sale of the Collateral, including, without limitation, the requirements of the Code. Bank is hereby irrevocably granted a license or other right, pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, advertising matter and any property of a similar nature, together with the right of access to all tangible or electronic media in which any of the foregoing may be recorded or stored, in completing production of, management of, advertising for sale and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. Borrower hereby agrees: (i) that fifteen (15) days notice of any intended sale or disposition of any Collateral is commercially reasonable; (ii) that a shorter period of notice of not less than five (5) days will be commercially reasonable if Bank, in its opinion, deems it necessary to move more expeditiously with disposition of the Collateral or any part thereof; and (iii) that the foregoing shall not require a notice if no notice is required under the Code.

                    (ii) Bank may credit bid and purchase at any sale or sales.

                    (iii) The proceeds of any sale of, or other realization upon, all or any part of the Collateral pursuant to this Section 9.1 shall be applied by Bank in the following order of priorities, or such other order as Bank may determine or as may be required under applicable Requirements of Law: first, to payment of the costs and expenses of such sale or other realization, and all expenses, liabilities and advances incurred or made by Bank in connection therewith, and any other unreimbursed costs and expenses for which Bank is to be reimbursed pursuant to this Agreement and the other Loan Documents; second, to the payment of unpaid principal of the Obligations; third, to the payment of accrued but unpaid interest on the Obligations; fourth, to the payment of all other amounts owing or outstanding by Borrower under the Obligations, this Agreement, the other Loan Documents and otherwise to Bank as provided herein or therein, until all the foregoing shall have been paid in full; finally, to payment to Borrower or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

                    (iv) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower, without demand by Bank, but this provision shall not require Bank to first dispose of the Collateral before attempting to recover payment of the Obligations from Borrower or any other person and Bank shall have the right to proceed successively, concurrently and alternatively against the Collateral, the Borrower and any other person obligated on any of the Obligations in any order and at any time or times as it deems to be in its best interest.

               (e) Discontinuance of Proceedings; Position of Parties Restored. If Bank shall have proceeded to enforce any right or remedy under the Loan Documents by foreclosure, entry, or otherwise and such proceedings shall have been discontinued or abandoned for any reason, or such proceedings shall have resulted in a final determination adverse to Bank, then and in every such case Borrower and Bank shall be restored to their former positions and rights hereunder, and all rights, powers and remedies of Bank shall continue as if no such proceedings had occurred or had been taken.

          9.2 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents and all other agreements shall be cumulative and may be exercised successively, concurrently, alternatively and in any other order and at such time or times as Bank elects in its discretion. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law and in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

     10. NOTICES.

     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrower or to Bank, as the case may be, at their respective addresses as set forth on the signature page of this Agreement. The parties may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other.

     11. WAIVERS.

          11.1 Waiver Of Trial By Jury. To the extent not prohibited by applicable Requirements of Law, Borrower and Bank each hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of any of the Loan Documents or any of the transactions contemplated therein, including contract claims, tort claims, breach of duty claims and all other common law or statutory claims. Each party recognizes and agrees that the foregoing waiver constitutes a material inducement for it to enter into this Agreement. Each party represents and warrants that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

          11.2 Marshalling of Assets. Borrower hereby waives, to the extent permitted by law, the benefit of all appraisal, valuation, stay, extension, reinstatement and redemption laws now in force and those hereafter in force and all rights of marshalling in the event of any sale hereunder of the Collateral or any part or any interest therein.

          11.3 Waiver of Action Against Third Persons. Borrower waives any right to require Bank to bring any action against any other person or to require that resort be had to any security or to any balances of any deposit or other accounts or debts or credits on the books of Bank in favor of any other person.

     12. GENERAL PROVISIONS.

          12.1 Indemnification. Borrower hereby agrees to defend, protect, indemnify and hold harmless Bank, all directors, officers, employees, attorneys, agents and independent contractors of Bank, from and against all claims, actions, liabilities, damages and costs and expenses asserted against, imposed upon or incurred by Bank or any of such other persons as a result of, or arising from, or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, except for losses resulting from the gross negligence or willful misconduct of or breach of this Agreement by, the person otherwise to be indemnified hereunder.

          12.2 Choice of Law. This Agreement shall be deemed to have been executed and delivered in the Commonwealth of Virginia regardless of where the signatories may be located at the time of execution and shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Virginia, excluding, however, the conflict of law provisions thereof.

          12.3 Incorporation of Exhibits; Customer and Loan Numbers. All exhibits, schedules, addenda and other attachments to this Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Agreement. The Customer and Loan Numbers, if any, stated in this Agreement are for Bank’s internal business use and reference only and do not and shall not limit the scope and extent of Bank’s rights hereunder, including the Obligations secured hereby and the security interests of Bank in the Collateral.

          12.4 Maintenance of Records by Bank. Borrower acknowledges and agrees that Bank is authorized to maintain, store and otherwise retain the Loan Documents or any of them in their original, inscribed tangible form or a record thereof in an electronic medium or other non-tangible medium which permits such record to be retrieved in a perceivable form; that a record of any of the Loan Documents in a non-tangible medium which is retrievable in a perceivable form shall be the agreement of Borrower to the same extent as if such Loan Document was in its original, inscribed tangible medium and such a record shall be binding on and enforceable against Borrower notwithstanding the same is in a non-tangible form and notwithstanding the signatures of the signatories hereof are electronic, typed, printed, computer generated, facsimiles or other reproductions, representations or forms; and that Bank’s certification that a non-tangible record of any of the Loan Documents is an accurate and complete copy or reproduction of the original, inscribed tangible form shall be conclusive, absent clear and convincing evidence of the incorrectness of said certification, and such non-tangible record or a reproduction thereof shall be deemed an original and have the same force and effect as the original, inscribed tangible form.

          12.5 Credit Investigations; Sharing of Information; Control Agreements. Bank is irrevocably authorized by Borrower, during the term of this Agreement and until the last to occur of (i) payment in full of all the Obligations and (ii) termination of Bank’s obligation to make Credit Extensions under this Agreement, to make or have made such credit investigations as it deems appropriate to evaluate Borrower’s and its Subsidiaries’ credit or financial standing, and Borrower authorizes Bank to share with its affiliates its experiences with Borrower and its Subsidiaries and other information in Bank’s possession relative to Borrower and its Subsidiaries. Bank (i) shall not have any obligation or responsibility to provide information to third persons relative to Bank’s security interest in the Collateral, this Agreement and otherwise with respect to Borrower and its Subsidiaries and (ii) shall not have any obligation or responsibility to subordinate its security interest in the Collateral to the interests of any third persons or to enter into control agreements relative to the Collateral.

          12.6 Bank’s Liability for Collateral. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, Bank may at any time or times during the term of this Agreement make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and to preserve, protect and perfect or continue the perfection of its security interest in the Collateral. So long as Bank complies with reasonable banking practices, except as may be provided herein to the contrary, Bank shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever.

          12.7 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons, as required under the terms of this Agreement and the other Loan Documents, then after ten (10) days prior written notice to Borrower, and Borrower’s failure to pay such amounts, Bank may do or cause to be done any or all of the following: (i) make payment of the same or any part thereof; (ii) set up such reserves as Bank deems necessary to protect Bank from the exposure created by such failure; and (iii) obtain and maintain insurance policies of the type required by this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the Default Rate from the date of payment or deposit and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement. If Bank is requested to waive an Event of Default or forbear taking action relative thereto, Bank may condition any waiver or forbearance it elects, in its discretion, to grant Borrower on payment by Borrower of such fees to Bank as Bank deems appropriate under the circumstances and may condition any such waiver or forbearance on Borrower reimbursing Bank for all costs and expenses Bank incurs in connection with such waiver or forbearance.

          12.8 No Waiver; No Course of Dealing. Bank, at any time or times, may grant extensions of time for payment or other indulgences or accommodations to any person obligated on any of the Obligations, or permit the renewal, amendment or modification thereof or substitution or replacement therefor, or permit the substitution, exchange or release of any property securing any of the Obligations and may add or release any person primarily or secondarily liable on any of the Obligations, all without releasing Borrower from any of its liabilities and obligations under any of the Loan Documents and without Bank waiving any of its rights and remedies under any of the Loan Documents, or otherwise. No delay or forbearance by Bank in exercising any or all of its rights and remedies hereunder and under the other Loan Documents or rights and remedies otherwise afforded by law or in equity shall operate as a waiver thereof or preclude the exercise thereof during the continuance of any Event of Default as set forth herein or in the event of any subsequent Event of Default hereunder. Also, no act or inaction of Bank under any of the Loan Documents shall be deemed to constitute or establish a “course of performance or dealing” that would require Bank to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.

          12.9 Relationship of Parties; Successors and Assigns. The relationship of Bank to Borrower is that of a creditor to an obligor (inclusive of a person obligated on a supporting obligation) and a creditor to a debtor; and in furtherance thereof and in explanation thereof, Bank has no fiduciary, trust, guardian, representative, partnership, joint venturer or other similar relationship to or with Borrower and no such relationship shall be drawn or implied from any of the Loan Documents and any of Bank’s actions or inactions hereunder or with respect hereto – and, Bank has no obligation to Borrower or any other person relative to administration of any of the Obligations and the Collateral, or any part or parts thereof, except as otherwise set forth herein. The covenants, terms and conditions herein contained shall bind, and the benefits and powers shall inure to, the respective heirs, executors, administrators, successors and assigns of the parties hereto, as well as any persons who become bound hereto as a debtor. If two or more persons or entities have joined as Borrower, each of the persons and entities shall be jointly and severally obligated to perform the conditions and covenants herein contained. The term “Bank” shall include any payee of the Obligations hereby secured and any transferee or assignee thereof, whether by operation of law or otherwise, and Bank may transfer, assign or negotiate all or any of the Obligations secured by this Agreement from time to time without the consent of Borrower and without notice to Borrower and any transferee or assignee of Bank or any transferee or assignee of another may do the same without Borrower’s consent and without notice to Borrower. Borrower waives and will not assert against any transferee or assignee of Bank any claims, defenses, set-offs or rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive.

          12.10 Time of Essence. Time is of the essence for the performance of all of Borrower’s covenants and agreements (inclusive of the Obligations) set forth in this Agreement and each of the Loan Documents.

          12.11 Amendments in Writing; Integration. All amendments to or terminations of this Agreement must be in writing. All prior agreements, understandings, representations, warranties and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

          12.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

          12.13 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the obligations of Borrower to indemnify Bank as described in Section 12.1 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

          12.14 Limited License. During the term of this Agreement, Borrower hereby grants to Bank and its Affiliates, a non-exclusive, world-wide, non-transferable, royalty-free irrevocable license to use the Borrower’s Marks (as herein defined) solely for and in connection with the general marketing, promotion and advertising activities of Bank and its Affiliates. General marketing, promotion and advertising activities shall include press releases, product brochures, tombstone ads and other advertising typical in industry practice and disclosure of Borrower’s Marks on the Bank’s website, including a link to the Borrower’s website. “Marks” shall mean Borrower’s names, logos, Trademarks, trade names, service marks and world wide web addresses. Bank shall use commercially reasonable efforts to cause the appropriate designation "™” or the registration symbol “®” to be placed adjacent to the Marks in connection with the use thereof. Notwithstanding the foregoing, Bank shall be under no obligation to use any of such Marks. Any marketing, promotion or advertising materials which incorporate Borrower’s Marks shall be submitted to Borrower for approval prior to publication.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

In witness whereof, the parties have caused this agreement to be executed with authority duly obtained, as of the date first written above.

Portfolio Recovery Associates, Inc		Witness:

By:	/s/ Kevin P. Stevenson
/s/ Judith S. Scott
Print Name:	Kevin P. Stevenson

Title:	EVP / CFO	Print Name:	Judith S. Scott

RBC CENTURA BANK

By:   /s/ Alfred W. Craft, III

Name: Alfred W. Craft, III
Title: Commercial Banking Officer

5700 Lake Wright Drive, Suite 400

Norfolk, Virginia 23502

EXHIBIT A- DEFINITIONS

“Accounts” shall have a broad meaning and shall include all accounts (as such term is defined in Article 9 of the Code) owned by the Borrower and all accounts in which the Borrower has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to the Borrower and hereafter arising and owing to the Borrower, together with (i) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Borrower’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing; including, without limitation, an account established for a bank credit card, retail credit card, consumer installment loan, defaulted auto loans or lines of credit in the name of an Account Debtor, as set forth and described in a Purchase Agreement, and all unpaid balances due from such Account Debtor, together with all available documents evidencing such Account Debtor’s agreement to make payment of such unpaid balances, including without limitation each available credit card application or agreement, and each available promissory note, receivable, obligation, chattel paper, payment agreement, contract, installment sale agreement or other obligation or promise to pay of an Account Debtor, all as described and referred to in a Purchase Agreement.

“Account Debtor” means any person or persons that are an obligor in any contractual arrangement for amounts due to Borrower, Guarantors or any co-signor in respect of such contractual arrangement.

“Affiliate” means, with respect to any person, any person that owns or controls directly or indirectly such person, any person that controls or is controlled by or is under common control with such person, and each of such person’s senior executive officers, directors and partners.

“Agreement” means this Loan and Security Agreement, and any and all amendments, modifications, renewals, extensions, replacements and substitutions thereof and therefor.

“Asset Pool” means all Accounts and other Assets, as the context may require, which Accounts shall all have been purchased from a single creditor and from which Borrower or Guarantor have purchased such Accounts on the same Business Day, together with (i) each and every Asset obtained in replacement or satisfaction of or substitution for, any such Account so purchased, (ii) each and every item of property obtained by Borrower or Guarantor as a result of its collection activities with respect to any such purchased Account (iii) each and every item of collateral or security, including all security interests, liens, guarantees and other interests securing payment of any purchased Account, and all other rights and interests of Borrower or Guarantor with respect to each purchased Account, (iv) each judgment rendered against a purchased Account Debtor in respect to an Account, together with all lien rights related thereto, (v) Asset Pool Proceeds derived from or paid or payable with respect thereto, together with any and all earnings thereon, and (vi) each and every other right, claim and interest associated therewith. With respect to an Asset Pool: (a) the term “Account” shall mean a purchased account established for a bank credit card, retail credit card, consumer installment loan, defaulted auto loans or lines of credit in the name of an Account Debtor, as set forth and described in a Purchase Agreement, and all unpaid balances due from such Account Debtor, together with (to the extent available) all documents evidencing such Account Debtor’s agreement to make payment of such unpaid balances, including, without limitation, each credit card application or agreement, and each promissory note, receivable, obligation, chattel paper, payment agreement, contract, installment sale agreement or other obligation or promise to pay of an Account Debtor, all as described and referred to in a Purchase Agreement; and (h) the term “Asset” shall mean each purchased Account and any property or other right obtained by Borrower in connection with collection of any such purchased Account or in substitution therefor, all of which constitutes part of the Asset Pool into which such purchased Account was initially delivered.

“Asset Pool Proceeds” means, with respect to an Asset Pool, any and all payments, revenues, income, receipts,

collections, recoveries and other proceeds or assets received with respect to such Asset Pool, including, without limitation, (i) payments of principal, interest, fees, late charges, insufficient funds charges, guaranty payments and any interest thereon, credit insurance costs, guaranty fees and other amounts recovered on account of any Asset in such Asset Pool, and (ii) settlements, compromises, liquidations, foreclosure proceeds, dispositions, sales, transfers or other proceeds, whether cash or otherwise, received as a result of or in any way in connection with collection activities related to any Asset or in connection with the sale of any Asset constituting a part of such Asset Pool.

“Asset Pool Report” means a report, in a form and substance acceptable to the Bank, that sets forth each Asset Pool purchased by Borrower in the form attached hereto as Exhibit F.

“Asset Pool Seller” means, with respect to an Asset Pool, the party which has agreed to sell a specified Asset Pool to Borrower or any Guarantor pursuant to the terms of a Purchase Agreement.

“Available Unused Revolving Facility” means the amount of the Unused Revolving Facility that Borrower is entitled to receive as an Advance pursuant to the terms of this Agreement.

“Bank” means RBC Centura Bank and its successors, assigns, transferees and the holder of this Agreement and the other Loan Documents.

“Bank Expenses” means all costs and expenses incurred and suffered by Bank in connection with the preparation, negotiation, administration and enforcement of the Loan Documents and its rights and remedies thereunder, including, without limitation, perfection, audit, inspection, protection and enforcement of Bank’s security interests in the Collateral.

“Borrower” means Portfolio Recovery Associates, Inc., a Delaware corporation, and its successors and permitted assigns.

“Borrower’s Books” means all of Borrower’s books and records including, without limitation, ledgers, journals, spread sheets, business plans, business projections, tax returns and accompanying worksheets and notes related thereto, governmental and regulatory filings and reports and all other records concerning Borrower’s assets and liabilities, the Collateral, business operations and financial condition; and the term includes media on which such records are stored or maintained, whether electronic, printed, imbedded in software or other computer programs or on tape files, and the equipment containing such information.

“Borrowing, Base” means an amount equal to 20% of Estimated Remaining Collections of all Eligible Asset Pools, as determined by Bank with reference to the most recent Borrowing Base Report delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the Commonwealth of Virginia are authorized or required to close.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change in Management” shall mean Kevin Stevenson and Steve Frederickson are no longer Chief Financial Officer and President of Borrower, respectively.

“Close” or “Closing” means the completion of the conditions precedent to the initial Credit Extension.

“Closing Date” means the date of this Agreement, which is the last date on which this Agreement is signed by a party hereto.

“Code” means the Uniform Commercial Code as in effect, from time to time, in the Commonwealth of Virginia.

“Collateral” means the property and property rights described on Exhibit C and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit C. “Commitment” means the commitment made by Bank to Borrower pursuant to this Agreement.

“Commitment Revolving Line” means Credit Extensions of up to the lesser of: (i) Twenty-five Million dollars ($25,000,000); or (ii) twenty percent (20%) of Borrower’s and Guarantors’ Estimated Remaining Collections of all . Eligible Asset Pools.

“Contingent Obligation” or “Contingent Liabilities” means, as applied to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to (i) any account, instrument, chattel paper, document, general intangible, indebtedness, lease, dividend, letter of credit, letter of credit right or other obligation of another person, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that person, or in respect of which that person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of’ the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, both published and unpublished and whether or not the same also constitutes a trade secret, now existing and hereafter arising, created, acquired or held.

“Credit Extension” means each Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

“Default Rate” means a rate of interest per annum equal to the contract rate of’ interest defined as the “Default Rate” in the Promissory Note, and if there is more than one Promissory Note, it shall mean a rate of interest per annum equal to the highest of the contract rates of interest defined in the Promissory Notes as a “Default Rate”.

“Debt Coverage” means EBITDA divided by the prior year’s current portion of long-term debt and Capitalized Leases plus Interest Expense.

“Debt to Tangible Net Worth” means Total Liabilities divided by Tangible Net Worth.

“EBTTDA” means the total of (i) net income from continuing operations (excluding extraordinary gains or losses), and to the extent deducted in determining net income (ii) interest Expense, (iii) income taxes, (iv) depreciation, depletion and amortization expenses, and (v) payments applied to principal of the purchase price of Asset Pools.

“Eligible Asset Pool” means those existing Asset Pools accepted by Bank at closing and newly acquired Asset Pools of Borrower and Portfolio Recovery Associates, LLC acquired from Asset Pool Sellers not affiliated with the Borrower or Guarantor that in each case, meet all of the following requirements:

     (i) the Accounts in such Asset Pool, taken as a whole, comply in all material respects with all applicable laws and regulations, including, but not limited to, truth in lending and credit disclosure laws and regulations;

     (ii) all amounts and information appearing on the applicable Asset Pool Report furnished to Bank in connection therewith are true and correct in all material respects;

     (iii) Borrower or Portfolio Recovery Associates, TIC has good and marketable title and has the right to pledge, assign and deliver the Assets of such Asset Pool, free from all liens, claims, encumbrances or security interests whatsoever;

     (iv) no more than one percent (1%) of the number of Accounts in such Asset Pool constitute Accounts with respect to which the Account Debtor thereon or any guarantor thereof is employed by or related to Borrower or any Guarantor or is Borrower or any Guarantor;

     (v) to the best knowledge of Borrower and Guarantor no condition exists that materially or adversely affects the Level Yield of the Asset Pool;

     (vi) since the acquisition of the Asset Pool by Borrower or Portfolio Recovery Associates, LLC, no sale of any Account within the Asset Pool has occurred except arms length sales to non-affiliated third parties; and

“Estimated Remaining Collections” means the aggregate gross remaining cash collections which Borrower or Portfolio Recovery Associates, LLC anticipate to receive from an Asset Pool or as referred to by Borrower or Portfolio Recovery Associates, LLC as the “Level Yield,” determined and reported by Borrower or Portfolio Recovery Associates, LLC pursuant to their financial statements and other reporting to the Bank. Such remaining book balance shall be calculated by Borrower or Portfolio Recovery Associates, LLC (as the case may be) pursuant to a method utilized by Borrower or Portfolio Recovery Associates, LLC (as the case may be) in its past business practices, in accordance with GAAP and in compliance with procedures approved by PriceWaterhouse Coopers, or such other independent certified public accountants chosen by Borrower, who are acceptable to the Bank. Provided, however, the manner and method of computing Estimated Remaining Collections and all assumptions made in connection therewith shall be explained to Bank in full detail upon Bank’s request. Any deviation from the current method and assumptions used in computing Estimated Remaining Collections must be acceptable to Bank in its sole and absolute discretion.

“Event of Default” has the meaning assigned in Section 8.

“GAAP” means generally accepted accounting principles and practices in effect from time to time as promulgated by the American Institute of Certified Public Accounts.

“Guarantor” means Portfolio Recovery Associates, LLC, PRA Holding I, LLC and PRA Receivables Management, LLC, jointly and severally.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means (a) all liabilities which would be reflected on a balance sheet prepared in accordance with GAAP, (b) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all capital lease obligations and (e) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title and interest in and to its intellectual property, including without limitation, the following: (i) Copyrights, Trademarks and Patents; (ii) any and all trade secrets, and any and all intellectual property rights in software and software products now or hereafter existing, created, acquired or held during the term of this Agreement; (iii) any and all design rights which may he available to Borrower now or hereafter existing, created, acquired or held during the term of this Agreement; (iv) any and all mask works or similar rights now or hereafter existing, created, acquired or held during the term of this Agreement; (v) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (vi) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; (vii) all amendments, renewals, re-issues, divisions, continuations and extensions of any of the Copyrights, Trademarks or Patents; and (viii) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“interest Expense” means the total of the costs of advances outstanding under Indebtedness including (i) interest charges, (ii) capitalized interest, (iii) the interest component of Capitalized Leases, (iv) fees payable in respect of letters of credit and letters of guarantee, and (v) discounts incurred and fees payable in respect of bankers’ acceptances.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any person, or any loan, advance or capital contribution to any person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Knowledge” means actual knowledge or such level of knowledge or awareness as would be obtained or should have been known at the time by a prudent business person under substantially similar circumstance after diligent investigation.

“Lien” means any mortgage, lien, deed of trust, deed to secure debts, charge, pledge, security interest or other encumbrance and the term “security interest” and Lien shall be interchangeable, as necessary or appropriate.

“Loan Documents” means, collectively, this Agreement, any instruments, including promissory notes, executed and delivered by Borrower to Bank, and any one or more of the following entered into by Borrower and Bank, or by Borrower for the benefit of Bank, or by another person and Bank or by another person for benefit of Bank in connection with the Agreement or any of the Obligations, together with any and all renewals, extensions, amendments, modifications, replacements and substitutions thereof and therefor: mortgages, deeds to secure debt, deeds of trust, security agreements, negative pledge agreements, pledge agreements, guaranty agreements, control agreements, hypothecation agreements, documents, agreements and other records.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents as and when required thereunder. “Material Agreements” has the meaning assigned in the Certificate of Borrower.

“Negotiable Collateral” means all of Borrower’s present and future letters-of-credit and letter-of-credit rights of which it is a beneficiary, instruments (including promissory notes), drafts, securities, documents of title and chattel paper (including electronic chattel paper), and Borrower’s Books relating to any of the foregoing.

“Net Finance Receivable” means the remaining book balance of Borrower’s or a Guarantor’s net investment in all Asset Pools or as referred to by Borrower as the “unamortized portfolio price”, determined and reported by Borrower pursuant to its consolidated financial statements and other reporting provided to Bank. Such remaining book balance shall be calculated by Borrower pursuant to the method currently utilized by Borrower in its past business practices, in accordance with GAAP and in compliance with procedures approved by PriceWaterhouse Coopers or such other independent certified public accountants selected by Borrower who are acceptable to Bank.

“Net Income” means total revenues minus total expenses.

“Obligations” means all indebtedness, including principal, interest, fees, premiums, penalties, charges, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement, the other Loan Documents and any other agreement, document and record, both absolute and contingent, due and to become due, now existing and hereafter arising, including any interest and fees that accrue after the commencement of an Insolvency Proceeding and including any indebtedness, liability and obligation now owing and any indebtedness, liability and obligation hereafter arising and owing from Borrower to others that Bank has obtained or may in the future obtain by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installment and similar recurring payments that Borrower may now he obligated to pay and may hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, agreement, document and record now in existence and which may hereafter come into existence between Borrower and Bank.

“Permitted Acquisitions” means acquisitions of all or substantially all of the assets or 100% of the capital stock of another entity (the “Acquired Business”) (including by merger of the Acquired Business with Borrower or a Subsidiary of Borrower so long as the survivor of such merger is, or becomes at such time, a Guarantor and pledges on a first priority basis all its assets to secure the Obligations in the same manner as the other Guarantors, although in the case of any such merger which involves Borrower, Borrower shall be the surviving corporation), provided that the sum of the aggregate cash consideration plus the aggregate fair market value of all other consideration paid by Borrower or its Subsidiaries (including any indebtedness issued, incurred or assumed by Borrower or any of its

Subsidiaries and any capital stock, issued by Borrower) in connection with any Permitted Acquisitions in any fiscal year shall not exceed in the aggregate 5% of Borrower’s Tangible Net Worth prior to such Permitted Acquisitions. “Permitted Dividends” means dividends lawfully declared and paid which (i) are declared and paid when the total amount of the Obligations is zero, (ii) would not cause a breach of this Agreement if paid, (iii) do not exceed 2% of Borrower’s Tangible net Worth as of the date when made, and (iv) would not have resulted in a breach of Borrower’s Debt to Tangible Net Worth ratio had the dividend been declared and paid on the last day of the most recent month.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in the Schedule; (iii) indebtedness not to exceed in the aggregate in any fiscal year 2% of Borrower’s Tangible Net Worth secured by a lien described in clause (iii) of the defined term “Permitted Liens”, provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness and provided Borrower gives Bank right of first refusal to provide such financing; and (iv) Subordinated Debt.

“Permitted Investment” means: (i) Investments existing on the Closing Date disclosed in the Certificate of Borrower; (ii) (A) Marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (B) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s investors Service, (C) certificates of deposit maturing no more than one year from the date of investment therein issued by Bank, and (D) Bank’s money market accounts; (iii) Investments accepted in connection with Permitted Transfers; (iv) Investments consisting of (A) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (B) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s board of directors; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; and (vii) repurchase of stock of the Borrower, except that a repurchase shall only be permitted if, at the time of the repurchase, such repurchase amount, when combined with other repurchases in the prior twelve (12) month period does not exceed the lesser of (a) $5,000,000, or (b) 2.5% of the lesser of (x) Borrower’s market capitalization on the date of the buyback or (y) Borrower’s average market capitalization over the twelve (12) months prior to the repurchase, and if, at the time of the repurchase, no Event of Default has occurred, is continuing or would exist after giving effect to the repurchase.

“Permitted Liens” means the following: (i) any Liens existing on the Closing Date and disclosed in the Schedule or arising wider this Agreement or the other Loan Documents; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests; (iii) Liens securing the Indebtedness not to exceed the amount described in (iii) of the definition of Permitted Indebtedness (A) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (B) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment, provided that, to the extent not specifically prohibited by the terms of such financings, Borrower shall grant and pledge to Bank a valid, perfected security interest which is second in priority to any lien granted under this provision; and (iv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (iii) above, provided that any extension, renewal or replacement Lien shall he limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of: (i) Assets, Accounts or Inventory in the ordinary course of business; (ii) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (iii) surplus, worn-out or obsolete Equipment, or (iv) the capital stock of Borrower for fair market value.

Customer No.
Loan No.

“Postponed Debt” means the total Indebtedness that is fully postponed and subordinated, on terms satisfactory to the Bank, to the obligations owing to the Bank.

“Purchase Price” shall mean the actual purchase price paid by Borrower or a Guarantor for an Asset Pool, pursuant to the terms of a Purchase Agreement.

“Promissory Note” means any promissory note or other instrument of Borrower in favor of Bank evidencing any indebtedness of Borrower to Bank under this Agreement or evidencing any of the other Obligations, together with any amendments, modifications, extensions, renewals, substitutions or replacements thereto or therefor.

“Purchase Agreement” means the agreement between Borrower or any Guarantor and any Asset Pool Seller for the purchase of an Asset Pool.

“Requirement of Law” means as to any person, the certificate of incorporation and by-laws or other organizational or governing documents of such person, and any law, treaty, rule, or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its properties or to which such person or any of its properties is subject, either individually, or jointly or collectively with another person or persons.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and the Controller of Borrower.

“Revolving Facility” means the facility under which Borrower may request Bank to issue Advances, as specified in Section 2 under subsection entitled “Revolving Facility”.

“Revolving Maturity Date” means the day before the second anniversary of the Closing Date, or any extension thereof.

“Schedule” means the schedule of exceptions attached hereto, if any.

“Shareholders’ Equity” means the total of (i) share capital (excluding redeemable preferred shares and treasury stock), (ii) contributed surplus, (iii) retained earnings and (iv) Postponed Debt; and for non-corporate organizations such as partnerships or limited liability companies, equity accounts similar to those described herein for corporations.

“Software Products” and “Software” are interchangeable and mean software, computer source codes and other computer programs.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the indebtedness owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any registered organization or other organization (1) the majority (by number of votes) of the outstanding voting interests of which is at the time owned or controlled by Borrower, or by one or more Subsidiaries of Borrower, or Borrower and one or more Subsidiaries of Borrower, or (2)

Customer No.
Loan No.

otherwise controlled by or within the control of Borrower or any Subsidiary.

“Tangible Net Worth” means the total of Shareholders’ Equity less (i) intangibles, (ii) deferred charges, (iii) leasehold improvements and (iv) loans receivable from related parties.

“Total Liabilities” or “Total Debt “ means all liabilities, including Contingent Liabilities, exclusive of deferred tax liabilities and Postponed Debt.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Unused Revolving Facility” means an amount equal to the Committed Revolving Line then in effect less the aggregate amount of Advances outstanding under the Revolving Facility and any other deductions from the Committed Revolving Line as provided in the Agreement.

EXHIBIT B

LOAN PAYMENT/ADVANCE REQUEST FORM

DEADLINE FOR SAME DAY PROCESSING IS 10:00 A.M., E.T.

TO:	DATE:

FAX #:	TIME:

CLIENT NAME (BORROWER)
REQUESTED BY:

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUEST DOLLAR AMOUNT

REQUESTED TRANSACTION TYPE	REQUEST DOLLAR AMOUNT
PRINCIPAL, INCREASE (ADVANCE)	$

PRINCIPAL PAYMENT (ONLY)	$

INTEREST PAYMENT (ONLY)	$

PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all respects as of the date of this Loan Payment/Advance Request; provided, however, that those representations and warranties expressly referring to another date shall he true, correct and complete as of such date.

BANK USE ONLY – TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

Authorized Signature (Bank)

EXHIBIT C

PORTFOLIO RECOVERY ASSOCIATES, INC.

RBC CENTURA BANK

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property owned by Borrower and all personal property in which Borrower has a property interest, both presently existing and hereafter created, written, produced, developed, acquired and arising, of every nature, kind and description, wherever located and notwithstanding in whose custody and possession any of the foregoing may he at any time or times, including, but not limited to:

(i)	all accounts (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the Commonwealth of Virginia owned by the Borrower and all accounts in which the Borrower has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to the Borrower and hereafter arising and owing to the Borrower, together with (1) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Borrower’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (2) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing; including, without limitation, any account established for a bank credit card, retail credit card, consumer installment loan, defaulted auto loans or lines of credit in the name of an Account Debtor, as set forth and described in a Purchase Agreement, and all unpaid balances due from such Account Debtor, together with all available documents evidencing such Account Debtor’s agreement to make payment of such unpaid balances, including without limitation each available credit card application or agreement, and each available promissory note, receivable, obligation, chattel paper, payment agreement, contract, installment sale agreement or other obligation or promise to pay of an Account Debtor, all as described and referred to in a Purchase Agreement, together with any property or other right obtained by Borrower in connection with collection of any account or in substitution therefor, all of which constitutes a part of the Asset Pool into which such Account was initially delivered;

(i)	all now existing and hereafter acquired Asset Pools and Asset Pool Proceeds, as defined in this Agreement;

(ii)	all rights in and to each Purchase Agreement, as defined in this Agreement;

(ii)	all now existing and hereafter acquired software, computer source codes, computer programs embedded in goods that consist solely of the medium in which the program is embedded and other computer programs and supporting information (collectively, the “Software Products”), and all common law and statutory copyrights and copyright registrations, applications for registration, now existing and hereafter arising, United States of America and foreign, obtained and to be obtained on or in connection with the Software Products, and any parts thereof and any underlying and component elements of the Software Products, together with the right to copyright and all rights to renew and extend such copyrights and the right (but not the obligation) of Bank to sue in its own name and in the name of the Borrower for past, present and future infringements of copyright;

(v)	all now existing and hereafter acquired goods, including, without limitation, fixtures, equipment and inventory;

(vi)	all now existing and hereafter arising rights in oil, gas or other minerals before extraction;

(vii)	all now existing and hereafter arising guarantees and other supporting obligations, together with the security therefor;

(viii)	all now existing and hereafter arising copyrights, trade secrets, trademarks, service marks, trade names and service names and the goodwill associated therewith;

          (ix) all now existing and hereafter arising (a) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein, (b) licenses pertaining to any patent whether Borrower is licensor or licensee, (c) income, royalties, damages, payments, accounts and accounts receivable now due and those hereafter arising and due under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof, (d) the right (but not the obligation) to sue for past, present and future infringements thereof, (e) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for, and (f) the reissues, divisions, continuations, renewals, extensions and continuations-in-part with any of the foregoing (all of the foregoing patents and applications and interests under patent license agreements, together with the items described in clauses (a) through (f) in this paragraph are sometimes herein individually and collectively referred to as the “Patents”); and

          (x) all now existing and hereafter arising accessions, products and proceeds, including, without limitation, insurance proceeds and condemnation proceeds, of any and all of the foregoing property and property rights.

EXHIBIT D

Customer No.
Loan No.

RBC Centura

BORROWING BASE CERTIFICATE
(Estimated Remaining Collections of All Eligible
Asset Pools)

Borrower: Portfolio Recovery Associates, Inc.	Lender: RBC Centura Bank

Credit Line Amount: $25,000,000

ESTIMATED REMAINING COLLECTIONS

1.	Borrower’s and Portfolio
Recovery Associates, LLC’s Estimated
Remaining Collections of all Eligible
Asset Pools

2.	Loan Value of #1 (20% of #1)

BALANCES

3.	Maximum Credit Line	25,000,000

4.	Total Permissible Borrowings on Credit Line (Lesser of #2 or #3)

5.	Present balance owing on Line of Credit

6.	RESERVE POSITION (#4 minus #5)

     The undersigned represents and warrants that the foregoing is true, accurate and complete as of the date indicated below, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan Agreement between the undersigned and RBC Centura Bank.

Portfolio Recovery Associates, Inc.

By:

EXHIBIT E

Customer No.
Loan No.

RBC Centura	COMPLIANCE CERTIFICATE

TO: RBC CENTURA BANK

FROM: PORTFOLIO RECOVERY ASSOCIATES, INC.

The undersigned authorized officer of Portfolio Recovery Associates, Inc. (“Borrower”) hereby certifies that in accordance with the terms and conditions of the Loan Agreement between Borrower and Bank dated November 28, 2003 (the “Agreement”), (i) Borrower is in complete compliance for the period ending                  with all covenants set forth in the Agreement, except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true, correct and accurate as of the date hereof. Attached herewith are the required documents supporting the above certification. The undersigned authorized officer further certifies that this Compliance Certificate and any supporting financial documents have been prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes — or unless otherwise permitted in the Agreement. Reference is made to the Agreement for the relevant meanings of the reporting requirements and covenants which are stated below in a “short-hand” manner.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Re required	Com lies
Monthly financial statements	Monthly within 15 days	Yes	No
Quarterly audits of Net Financed Balances	Quarterly within 15 days	Yes	No
Annual financial statements (Audited)	FYE within 120 days	Yes	No
10K and 10Q	As applicable	Yes	No
Borrowing Base Cert. — Estimated Remaining Collections	Monthly within 15 days	Yes	No

(Continued on Next Page)

Compliance Certificate
(Continued from Previous Page)
Financial Covenant	Required		Actual			Complies
Debt Coverage	8.0	to	l		to	Yes	No
Debt to Tangible Net Worth	0.40	to	1		to	Yes	No
Minimum Net Income	$1.00			$		Yes	No

(Continued on Next Page)

Compliance Certificate

Comments Regarding Exceptions: See Attached.	RANK USE ONLY

Received by:

Authorized Signer

Date:
Authorized Signatory of Borrower

Verified:
Title

Date		Authorized Signer

(Continued from Previous Page)